                                                                    Exhibit 12.1


                              Kohl's Corporation
                      Ratio of Earnings to Fixed Charges
                                    ($000s)

                                                                                  Fiscal Year (1)
                                                   -------------------------------------------------------------------------------
                                                          2000                1999        1998            1997            1996
                                                          ----                ----        ----            ----            ----
Earnings
--------
      Income before income taxes                      $605,114            $421,112       $316,749        $235,063        $171,368

      Fixed charges (2)                                116,753              82,835         63,135          57,446          42,806
      Less interest capitalized
           during period                                (3,478)             (4,405)        (1,878)         (2,043)         (2,829)
                                                   ------------   -----------------   ------------   -------------   -------------
                                                      $718,389            $499,542       $378,006        $290,466        $211,345
                                                   ============   =================   ------------   -------------   -------------

Fixed Charges
-------------
      Interest (expensed or capitalized) (2)           $52,305             $33,813        $24,550         $26,304         $20,574

      Portion of rent expense
           representative of interest                   63,943              48,769         38,385          30,798          22,031

      Amortization of deferred
           financing fees                                  505                 253            200             344             201
                                                   ------------   -----------------   ------------   -------------   -------------
                                                      $116,753             $82,835        $63,135         $57,446         $42,806
                                                   ============   =================   ============   =============   =============

Ratio of earnings to fixed charges                        6.15                6.03           5.99            5.06            4.94
                                                   ============   =================   ============   =============   =============

(1) Fiscal 1999, 1998, 1997 and 1996 are 52 week years and fiscal 2000 is a 53 week year.
(2) Interest expense for fiscal 1997and 1996 has been restated to properly reflect interest expense included on the Consolidated Statements of Income.